UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Authentidate Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTHENTIDATE HOLDING CORP.

225 Centennial Drive

Gainesville, GA 30504

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 11, 2016

To the Stockholders of

AUTHENTIDATE HOLDING CORP.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of AUTHENTIDATE HOLDING CORP. (the “Company”) will be held at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 5200, Atlanta, Georgia 30308 on July 11, 2016 at 10:00 a.m., Eastern time. This Special Meeting of Stockholders is being held for the following purposes:

1.	To approve the issuance of shares of the Company’s common stock, par value $0.001 per share, in connection with earn-out payments that may become payable in the future to former members of PeachState Health Management, d/b/a AEON Clinical Laboratories, a Georgia limited liability company;

2.	To approve an amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to change its name to “Aeon Global Health Corp.”;

3.	To approve an amendment to the Company’s 2011 Omnibus Equity Incentive Plan to increase the number of shares of the Company’s common stock authorized for issuance thereunder by 1,000,000 shares; and

4.	To authorize an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Proposals 1, 2 or 3.

The close of business on June 15, 2016 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of the Company’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, the Company had 5,895,738 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

You are cordially invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. To ensure that your shares are represented and voted at the Special Meeting, please either vote your shares electronically over the internet or by telephone, or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please vote as promptly as possible in order to ensure your representation at the Special Meeting. Submitting your instructions by any of these methods will not affect your right to attend the Special Meeting and vote in person. If you do attend the Special Meeting, you may revoke any prior proxy and vote your shares in person if you wish to do so. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder.

Your vote is important. The Company encourages you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call the Company’s proxy solicitor, Advantage Proxy, toll free 1-877-870-8565 or collect 206-870-8565 or by email at ksmith@advantageproxy.com.

THE COMPANY’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders on July 11, 2016

The Proxy Statement is available at: http://www.cstproxy.com/authentidate/sm2016

By Order of the Board of Directors,

Hanif Roshan, Chairman of the Board

Dated: June 17, 2016

Page
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES	1
Quorum	1
Vote Required	2
Manner of Voting	2
Revocation of Proxies	4
Voting Agreements	4
Solicitation of Proxies	4
Recommendations of the Board of Directors	5
VOTING SECURITIES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
PROPOSAL 1—APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH EARN-OUT PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER MEMBERS OF PEACHSTATE HEALTH MANAGEMENT, D/B/A AEON CLINICAL LABORATORIES	8
Background of the Proposal	8
Terms of the AEON Acquisition	8
Need for Stockholder Approval	9
Certain Consequences if Proposal 1 is Approved	10
Certain Consequences if Proposal 1 is Not Approved	10
Description of the Common Stock That May Be Issued In Connection With Earnout Payments	11
Resale Limitations	13
Certain Relationships and Related Transactions	13
Material Federal Income Tax Consequences	14
Accounting Treatment	14
Regulatory Approvals	14
No Appraisal Rights	14
Vote Required for Approval	14
AEON ACQUISITION	15
Closing of the Transaction; Consideration for the Acquisition	15
Business of AEON	15
The Company’s Reasons for the Merger	18
PROPOSAL 2—PROPOSAL TO ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO CHANGE ITS NAME TO “AEON GLOBAL HEALTH CORP.”	19
Reasons for Name Change	19
Effect on Stockholders	19
No Appraisal Rights	19
Vote Required for Approval; Effectiveness	19
PROPOSAL 3—PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S 2011 OMNIBUS EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES	20
Overview	20
Share Increase	20
Text of the Amendment	21
Summary of the 2011 Plan	21
Federal Income Tax Consequences	26
New Plan Benefits	27
Vote Required for Approval	27

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AUTHENTIDATE HOLDING CORP.

225 Centennial Drive

Gainesville, GA 30504

PROXY STATEMENT

for

Special Meeting of Stockholders

To Be Held on July 11, 2016

This proxy statement and the accompanying form of proxy have been mailed on or about June 17, 2016 to the stockholders of record of shares of common stock as of June 15, 2016, of Authentidate Holding Corp., a Delaware corporation (“we”, “us”, “our” and the “Company”), in connection with the solicitation of proxies by the board of directors of the Company for use at a special meeting of stockholders to be held at 10:00 a.m. (Eastern time) at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 5200, Atlanta, Georgia 30308 on July 11, 2016 and at any adjournment or postponement thereof (the “Special Meeting”).

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

On June 15, 2016 (the “Record Date”), there were issued and outstanding 5,895,738 shares of common stock, 28,000 shares of Series B convertible preferred stock and 665,000 shares of Series D convertible preferred stock. Only holders of common stock of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Each share of our common stock is entitled to one vote on each matter submitted to stockholders.

Shares of our common stock represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted:

1.	FOR the approval of the issuance of shares of our common stock in connection with earn-out payments that may become payable in the future to former members of PeachState Health Management, d/b/a AEON Clinical Laboratories, a Georgia limited liability company (“AEON”).

2.	FOR the approval of an amendment to the Company’s certificate of incorporation, as amended, to change its name to “Aeon Global Heath Corp.”

3.	FOR the approval of an amendment to the Company’s 2011 Omnibus Equity Incentive Plan to increase the number of shares of our common stock authorized for issuance thereunder by 1,000,000 shares.

4.	FOR the authorization to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Proposals 1, 2 or 3.

With respect to Proposal 1, the former members of AEON are not entitled to vote any shares of our common stock received at the closing of the merger of an acquisition subsidiary of the Company with and into AEON, pursuant to a definitive Amended and Restated Agreement and Plan of Merger dated January 26, 2016, as amended on May 31, 2016.

Quorum

Under our bylaws, a majority of the shares of common stock outstanding and entitled to vote at the Special Meeting as of the Record Date must be present at the Special Meeting, either in person or by proxy, in order to hold the Special Meeting and conduct business. This presence is called a quorum. Shares are counted as present at the Special Meeting if you are present in person at the Special Meeting, or if you have properly submitted a proxy. In addition, abstentions and broker non-votes will be considered to be shares present at the Special Meeting for purposes of determining whether there is a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker does not receive voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

Vote Required

The approval of the amendment to our certificate of incorporation to change our name to “Aeon Global Heath Corp.” (Proposal 2) requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of our common stock outstanding on the Record Date. A failure to submit a proxy card or vote at the Special Meeting, or an abstention, or “broker non-vote” for Proposal 2 will have the same effect as a vote against the approval of such proposal.

The approval of approval of the issuance of shares of our common stock in connection with earn-out payments that may become payable in the future to former members of AEON (Proposal 1), the approval of the amendment to our 2011 Omnibus Equity Incentive Plan to increase the number of shares of our common stock authorized for issuance thereunder by 1,000,000 shares (Proposal 3), and the approval of the authority to adjourn the Special Meeting if necessary (Proposal 4) each require the affirmative vote of the majority of votes properly cast on the proposal (not counting “abstentions” or “broker non-votes” as votes cast). A properly executed proxy marked “abstain” with respect to Proposals 1, 3 and 4 will not be voted and will have the effect of a negative vote. A failure to submit a proxy card or vote at the Special Meeting, or “broker non-vote”, will have no effect on the outcome of Proposals 1, 3 and 4.

Any other matter submitted to the stockholders will require the affirmative vote of a majority of the shares represented and entitled to vote, in person or by proxy, at the Special Meeting, unless a greater percentage is required either by law or by our certificate of incorporation or bylaws. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Special Meeting. The board of directors is not currently aware of any such other matters.

Manner of Voting

You may vote in person by attending the Special Meeting or by completing and returning a proxy or voting information form by mail, by telephone or electronically, using the Internet. Instructions for voting via the Internet, by telephone and by mail are set forth on the enclosed proxy card or voting instruction form and are summarized below. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

If you are a stockholder of record, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via telephone or the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that the proxy was authorized by the stockholder. The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may vote your shares by proxy without attending the Special Meeting. Depending on how you hold your shares, you may vote your shares in one of the following ways:

Stockholders of Record: For Shares Registered in Your Name

By Mail—You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid envelope.

By Internet—If you have Internet access, you may submit your proxy by following the “Internet/Mobile” instructions on the proxy card or voting instruction form.

By Telephone—You may submit your proxy via telephone by following the “Phone” instructions on the proxy card or voting instruction form.

In Person at the Special Meeting—If you choose to vote in person, you can attend the Special Meeting and cast your vote in person. Whether or not a stockholder plans to attend the Special Meeting, the stockholder should vote by proxy to ensure its, his or her vote is counted. A stockholder may still attend the Special Meeting and vote in person if it, he or she has already voted by proxy. To vote in person, a stockholder may come to the Special Meeting and we will provide the stockholder with a ballot. If you are a beneficial owner of shares, however, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot to be able to vote at the Special Meeting.

If you are a stockholder of record, your shares will be voted in the manner that you indicate in your proxy. The proxy card provides spaces for you to vote “FOR” or “AGAINST” or “ABSTAIN” from voting in connection with the proposals described in this proxy statement. If you return a signed proxy card but do not indicate how you wish to vote your shares, your shares will be voted “FOR” all of the proposals described in this proxy statement. If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the enclosed proxy card or in person at the Special Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “FOR” each of the Proposals described in this Proxy Statement.

Beneficial Stockholders: For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than using the Company’s proxy card. If you are a beneficial owner of your shares, you should have received a Voting Instruction Form from the broker or other nominee holding your shares. You should follow the voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. Shares held beneficially may be voted in person at the Special Meeting only if you contact the broker or nominee giving you the right to vote the shares and obtain a legal proxy from such broker or nominee.

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether The NASDAQ Stock Market (“NASDAQ”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on any of the Proposals contained in this proxy statement without your instructions. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Revocation of Proxies

Any proxy may be revoked at any time before it is voted. Stockholders of record, other than those stockholders who are parties to voting agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a stockholder of record can send a written notice to our Chief Executive Officer or Secretary stating that it would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions either on a new proxy card or via telephone or the Internet. Third, a stockholder of record can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record or a stockholder who owns shares in “street name” has instructed a broker to vote its shares of our common stock, the stockholder must follow directions received from its broker to change those instructions. The most current proxy card or telephone or Internet proxy is the one that is counted.

Voting Agreements

We obtained voting agreements with each of our current officers and directors and certain holders of our common stock and other equity securities, holding in the aggregate approximately 1,050,661 outstanding shares of our common stock, or approximately 18.2% of our outstanding common stock as of the Record Date. If these voting agreements are executed, these persons will vote all of their voting securities in favor of Proposal 1 and grant a proxy to vote such shares in favor of this proposal. In addition, the voting agreements will place restrictions on the transfer of the shares of our common stock held by the respective signatory stockholders.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies by the board of directors. The board of directors may use the services of its executive officers and certain directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of our common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. Rules adopted by the Securities and Exchange Commission (the “SEC”) allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. We have chosen to mail full packages of materials to stockholders. However, in the future we may take advantage of this new distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of meeting and proxy statement via the Internet. It would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

Our principal executive offices are located at 225 Centennial Drive, Gainesville, GA 30504. Our telephone number is 1-888-661-0225.

We have engaged Advantage Proxy, a proxy solicitation firm, to solicit proxies from our stockholders for this Special Meeting. We have agreed to pay a fee of $6,500 plus out-of-pocket expenses.

If you are an Authentidate stockholder and would like additional copies, without charge, of this proxy statement or if you have questions about the proposals including the procedures for voting your shares, you should contact Advantage Proxy, Authentidate’s proxy solicitor, at the following address and telephone number.

Advantage Proxy, Inc.

PO Box 13581

Des Moines, WA 98198

ksmith@advantageproxy.com

Stockholders Call Toll Free 1-877-870-8565

Banks and Brokers Call: 1-206-870-8565

Authentidate Holding Corp.

c/o AEON Global Health

225 Centennial Drive

Gainesville, GA 30504

Attn: William Henry

Tel: 1-888-661-0225

Email: bhenry@authentidate.com

Recommendations of the Board of Directors

The recommendations of our board of directors are set forth in the description of the matters to be acted on in this proxy statement. In summary, our board of directors recommends a vote:

•	FOR the approval of the issuance of shares of our common stock in connection with earn-out payments that may become payable in the future to former members of AEON (Proposal 1).

•	FOR the approval of an amendment to the Certificate of Incorporation to change our name to “Aeon Global Health Corp.” (Proposal 2).

•	FOR the approval of an amendment to the Company’s 2011 Omnibus Equity Incentive Plan to increase the number of shares of our common stock authorized for issuance thereunder by 1,000,000 shares (Proposal 3).

•	FOR the authorization to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Proposals 1, 2 or 3 (Proposal 4).

With respect to any other matter that properly comes before the Special Meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, they will vote in their own discretion. If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors.

VOTING SECURITIES AND SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities entitled to vote at this Special Meeting are our common stock. Each share entitles its holder to one vote on each matter submitted to stockholders. As of June 15, 2016, there were 5,895,738 shares of common stock issued and outstanding. The following table sets forth certain information as of the date hereof, with respect to (i) each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group. The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date hereof, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. Shares of common stock that may be acquired by an individual or group within 60 days of the date hereof, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. As stated above, we have entered into voting agreements with each of the persons listed in the following table pursuant to which these persons will vote all of their voting securities in favor of Proposal 1 and grant a proxy to vote such shares in favor of this proposal. Except as otherwise noted below, the address for each person or entity listed in the table is: Authentidate Holding Corp., c/o Peachstate Health Management d/b/a AEON Clinical Laboratories, 225 Centennial Drive, Gainesville, GA 30504.

	Common Stock
Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (++)		Percent of Class (#)
5% Stockholders
Lazarus Investment Partners LLLP 3200 Cherry Creek South Drive, Suite 670 Denver, Colorado 80209	947,785	(1)	15.5%

Directors and Executive Officers

Hanif A. Roshan	335,311		5.7%

Richard Hersperger	38,321		1.0%

William P. Henry	—	(2)	—

Charles C. Lucas III	555	(3)

Roy E. Beauchamp	—	(4)	—

Marc A. Horowitz	—	(5)	—

Varinder S. Rathore	4,261	(6)	*

Mustafa Chagani	2,222	(6)	*

Ronald C. Oklewicz	3,242	(6)	*

Thomas Leahey	—		—

William A. Marshall	31,656	(7)	*

Ian C. Bonnet	27,777	(8)	*

Benjamin O’Connell	145,724	(9)	2.4%

All current directors and officers as a group (10 persons)	383,912		6.5%

++	Unless otherwise indicated below, each director, officer and 5% stockholder has sole voting and sole investment power with respect to all shares that it beneficially owns.
#	Based on the number of shares of common stock outstanding as of June 15, 2016.
*	Represents less than 1% of the issued and outstanding shares of common stock as of the Record Date.
(1)	Based on Schedule 13D/A filed by the listed stockholder on December 17, 2015. The securities reported on this table as beneficially owned by Lazarus Management Company, LLC (“Lazarus Management”) are held by or for the benefit of Lazarus Investment Partners LLLP (“Lazarus Partners”). Includes 204,679 shares of common stock which may be issued upon conversion of 200,000 shares of Series D preferred stock. Also includes 833 shares of common stock beneficially owned by Lazarus Macro Micro Partners LLLP; Lazarus Investment Partners LLLP holds no interest in these securities and Lazarus Management Company LLC and Justin B. Borus disclaims beneficial ownership except to the extent of their pecuniary interest therein. Excludes 692,626 shares issuable upon exercise of warrants which are subject to restrictions on exercise pursuant to a lockup agreement entered into between the stockholder and the Company. Excludes 111,111 warrants issued December 15, 2015 which warrants are exercisable on the first business day following the twelve-month anniversary of the issue date, provided that if the Company consummates the initial closing of the transaction with AEON, then the initial exercise date will be the 3-year anniversary of the closing. Lazarus Management, as the investment adviser and general partner of Lazarus Partners, and Justin B. Borus, as the managing member of Lazarus Management, may be deemed to beneficially own the securities held by Lazarus Partners for the purposes of Rule 13d-3 of the Securities Exchange Act of 1934, insofar as they may be deemed to have the power to direct the voting or disposition of those securities. Neither the filing of this report nor any of its contents shall be deemed to constitute an admission that Lazarus Management or Mr. Borus is, for any other purpose, the beneficial owner of any of the securities, and each of Lazarus Management and Mr. Borus disclaims beneficial ownership as to the securities, except to the extent of his or its pecuniary interests therein.
(2)	Excludes options to purchase 113,062 shares of common stock which are subject to restrictions on exercise pursuant to a lockup agreement entered into between the stockholder and the Company. Of this amount options to purchase 55,555 shares of common stock are not exercisable until the company obtains the approval of its stockholders to increase the number of shares of common stock available for issuance pursuant to awards granted under the 2011 Omnibus Equity Compensation Plan.
(3)	Excludes vested options to purchase 92,557 shares of common stock which are subject to restrictions on exercise pursuant to a lockup agreement entered into between the stockholder and the Company.
(4)	Excludes vested options to purchase 38,721 shares of common stock which are subject to restrictions on exercise pursuant to a lockup agreement entered into between the stockholder and the Company.
(5)	Excludes vested options to purchase 40,328 shares of common stock which are subject to restrictions on exercise pursuant to a lockup agreement entered into between the stockholder and the Company.
(6)	Includes vested options to purchase 2,222 shares of common stock.
(7)	Excludes vested options to purchase 19,444 shares of common stock and warrants to purchase 25,019 shares of common stock which are subject to restrictions on exercise pursuant to a lockup agreement entered into between the stockholder and the Company. Includes 10,234 shares of common stock issuable upon conversion of 10,000 shares of Series D preferred stock. Excludes unvested options to purchase 7,944 shares of common stock and 12,835 restricted stock units which are subject to vesting requirements.
(8)	Includes 27,777 shares of common stock and excludes unvested options to purchase 33,333 shares of common stock.
(9)	Includes (i) vested options to purchase 70,678 shares of common stock, (ii) warrants to purchase an aggregate of 46,903 shares of common stock and (iii) 28,143 shares of common stock issuable upon conversion of 27,500 shares of Series D preferred stock. Excludes unvested options to purchase 185,307 shares of common stock and 128,843 restricted stock units, which are subject to vesting requirements.

PROPOSAL 1

APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN

CONNECTION WITH EARN-OUT PAYMENTS THAT MAY BECOME PAYABLE IN

THE FUTURE TO FORMER MEMBERS OF PEACHSTATE HEALTH

MANAGEMENT, D/B/A AEON CLINICAL LABORATORIES

Background of the Proposal

On January 27, 2016, Peachstate Health Management LLC, d/b/a AEON Clinical Laboratories (“AEON”) was merged into a newly formed acquisition subsidiary of the Company (the “AEON Acquisition”) pursuant to a definitive Amended and Restated Agreement and Plan of Merger dated January 26, 2016, as amended on May 31, 2016 (collectively the “Merger Agreement”). The merger certificate was filed with the Secretary of State of Georgia on January 27, 2016. AEON survived the merger as a wholly-owned subsidiary of the Company. Our acquisition of AEON requires us to pay certain Earnout Payments (as defined and described below) to the former members of AEON upon achievement of certain financial milestones. The Earnout Payments must be paid in shares of our common stock. We are submitting this Proposal 1 to you in order to obtain stockholder authorization in accordance with NASDAQ Marketplace Rules (as if such rules applied to us) so that we may make the Earnout Payments. Although the proposal to approve the issuance of shares of our common stock to make Earnout Payments that become payable to the former members of AEON is related to the AEON Acquisition, you will not be voting to approve the AEON Acquisition because it has already been completed. Your vote only relates to the payment of the Earnout Payments which may become due. We believe an understanding of the AEON Acquisition is necessary, however, in order to make an informed voting decision with respect to this Proposal 1. See the discussion set forth under the Caption “Terms of the AEON Acquisition” below.

Terms of the AEON Acquisition

General

In accordance with the Merger Agreement, the members of AEON prior to the effective time of the AEON Acquisition became holders of shares of our common stock, issuable in tranches as described in below. The closing of the AEON Acquisition occurred on January 27, 2016 and the Company filed a Current Report on Form 8-K on February 1, 2016 regarding the AEON Acquisition in accordance with the SEC regulations.

Pursuant to the terms of the Merger Agreement, among other things:

•	Following the AEON Acquisition, AEON is operated as a separate entity.

•	The former members of AEON prior to the effective time of the AEON Acquisition became holders of shares of our common stock issuable in tranches as follows (the payments referred to in (b), (c), (d) and (e) below are hereinafter be referred to as the “Earnout Payments”):

(a) At the closing of the AEON Acquisition, the membership interests of AEON were converted into the right to receive such number of validly issued, fully paid and non-assessable shares of our common stock as is equal to 19.9% of the issued and outstanding shares of our common stock (rounded to the nearest whole share) as of the close of business on the business day immediately prior to the closing date of the AEON Acquisition (958,030 total shares of our common stock).

(b) Within three days after the date that the stockholders approve Proposal 1, we will issue to the former AEON members such number of additional shares of our common stock as equals 5.0% of the issued and outstanding shares of our common stock (rounded to the nearest whole share) as of the close of business on the business day immediately prior to the closing date of the AEON Acquisition.

(c) In the event AEON achieves at least $16,000,000 in EBITDA for the calendar year ending December 31, 2015, then on September 1, 2016, we will issue to the former AEON members such number of shares of our common stock as is equal to 24% of the issued and outstanding shares of our common stock (rounded to the nearest whole share) as of close of business on the business day immediately prior to the closing date of the AEON Acquisition. The parties have determined that, as of the Record Date, AEON has satisfied the EBITDA threshold for December 31, 2015.

(d) In the event AEON achieves at least $65,900,000 in EBITDA, in the aggregate, for the three calendar years ending December 31, 2016, 2017 and 2018, then, on October 1, 2019, subject to the completion of the audited financial statements of AEON for the calendar year ending December 31, 2018, we will issue to the former AEON members such number of additional shares of our common stock as is equal to 36.1% of the issued and outstanding shares of our common stock (rounded to the nearest whole share) as of the close of business on the business day immediately prior to the closing date of the AEON Acquisition; provided, however, we will issue to the former AEON members such number of additional shares of our common stock so that the total number of shares of our common stock issuable to the former AEON members shall equal 85% of the issued and outstanding our common stock on a post-issuance basis (rounded to the nearest whole share) on a Fully Diluted Basis (as defined below).

(e) In the event AEON achieves at least $100,000,000 in EBITDA, in the aggregate, for the four calendar years ending December 31, 2019, we will issue to the former AEON members such number of shares of our common stock which equals an additional 5% of the issued and outstanding shares of our common stock on a post-issuance basis (rounded to the nearest whole share), on a Fully Diluted Basis, in addition to our common stock issued to the former AEON members under (b), (c) and (d) above (resulting in the AEON members potentially owning 90% of the issued and outstanding shares of our common stock on a post issuance basis and Fully Diluted Basis if all the additional tranches are earned).

For purposes of determining the potential number of shares of our common stock which may be earned in the future, the term “Fully Diluted Basis” means mean the aggregate of all outstanding shares of our common stock, plus the shares of our common stock issuable upon exercise or conversion of any derivative security outstanding with a conversion or exercise price of $6.75 or less; in each case on the close of business on the business day immediately prior to the closing date of the AEON Acquisition.

The Merger Agreement provides that the former AEON members, as holders of shares of our common stock issued pursuant to the Merger Agreement, will have the right to nominate one person to our Board of Directors for each 10% of the outstanding shares of our common stock beneficially owned by the former AEON members. In the event that a vacancy is created on the our Board of Directors at any time due to the death, disability, retirement, resignation or removal of a director elected by the former AEON members, then the former AEON members shall have the right to nominate an individual to fill such vacancy.

Effective as of the closing of the AEON Acquisition, (i) Mr. Sonny Roshan, the current Chairman of AEON, was appointed the Chairman of the Company, which is an executive officer position at the Company, (ii) Mr. Richard Hersperger, the current Chief Executive Officer of AEON, assumed the role of Chief Executive Officer of the Company, and (iii) each of Messrs. Roshan and Hersperger were elected directors of the Company (which became effective February 16, 2016).

The Merger Agreement contemplates that we will seek stockholder approval for this Proposal 1. Pursuant to the Merger Agreement, in the event that we are unable, for any reason, to receive the approval of our stockholders of this Proposal 1 by May 31, 2016, then the former members of AEON may in its sole discretion, rescind the AEON Acquisition and all related transactions under the Merger Agreement.

Need for Stockholder Approval

Our common stock was listed on the NASDAQ Stock Market under the symbol “ADAT” until January 29, 2016, at which time our shares were delisted from the NASDAQ Stock Market. On January 29, 2016, our common stock commenced trading on the OTCQB Market under the symbol “ADAT”. We anticipate seeking to obtain approval from the Nasdaq Stock Market for a relisting of our common stock if Proposal 1 is approved by our stockholders at the Special Meeting. Therefore, we are seeking to comply with the rules of the NASDAQ Stock Market as if they applied to us. Although we were not required to obtain stockholder approval in connection with the issuance of the 19.9% of our common stock to the former members on the date of the closing of the AEON Acquisition because the shares of our common stock issued at Closing constituted less than 20% of our outstanding shares, NASDAQ Marketplace Rules 5635(a) and (b) require that we seek stockholder approval for the issuance of shares of common stock in connection with the further issuances of our common stock to the former members of AEON if AEON meets the financial targets set forth above.

NASDAQ Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) is or will be in excess of 20% of the outstanding common stock prior to the issuance or (b) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance. NASDAQ Marketplace Rule 5635(b) requires shareholder approval prior to any issuance or potential issuance of securities that will result in a change of control of an applicable listed company. This rule does not specifically define when a change of control is deemed to occur. However, NASDAQ suggests in its guidance that a change of control would occur, subject to certain exceptions, if after a transaction a person or an acquiring entity holds 20% or more of the voting power of the outstanding capital stock of an applicable listed company. The shares of our common stock issued to the former AEON members at the closing of the AEON Acquisition did not constitute more than 20% of our total shares of common stock outstanding, so we were not required to obtain stockholder approval for the issuance of these shares. The issuance of additional shares of our common stock to the former members of AEON in connection with the Earnout Payments would be aggregated with the shares of common stock that we issued to the former members of AEON at the closing of the AEON Acquisition for purposes of NASDAQ Marketplace Rules 5635(a) and (b). Accordingly, issuing more shares of our common stock as Earnout Payments to the former members of AEON will result in the aggregate number of shares issued by us in connection with the AEON Acquisition exceeding 20% of our total shares outstanding prior to the AEON Acquisition.

Certain Consequences if Proposal 1 is Approved

If this Proposal 1 is approved and we obtain stockholder authorization to issue in connection with the AEON Acquisition common stock in excess of 20% of our outstanding shares, and assuming all Earnout Payments were to become payable, we would issue to the former members of AEON in connection with such Earnout Payments approximately 90% of our outstanding shares of common stock. The actual number of shares that may become issuable as Earnout Payments will depend on whether the financial targets are actually achieved.

Certain Consequences if Proposal 1 is Not Approved

Since the Company shares are no longer listed on the NASDAQ Stock Market, if this Proposal 1 is not approved by the stockholders, we may still make all of the Earnout Payments if earned by AEON. However, we believe that we will not be able to relist our shares of common stock on the NASDAQ Stock Market if we do not receive stockholder approval for Proposal 1 and we issue shares of our common stock to the former members of AEON upon the achievement of the financial targets set forth above.

The Merger Agreement contemplates that we will seek stockholder approval for the issuance of any shares of our common stock in excess of 19.9% of the issued and outstanding shares of our common stock as of the date of the closing of the AEON Acquisition. Pursuant to the Merger Agreement, in the event that we are unable, for any reason, to receive approval by our stockholders of the issuance of the additional shares of our common stock issued to the former AEON members in excess of the initial 19.9% tranche under the Merger Agreement, then the former AEON members may in their sole discretion, rescind the AEON Acquisition and all related transactions under the Merger Agreement.

Description of the Common Stock That May Be Issued In Connection With Earnout Payments

The following summary description of the material features of our common stock is qualified in its entirety by reference to the applicable provisions of Delaware law, and also by reference to our Certificate of Incorporation, our bylaws, and the instruments governing our securities that are exercisable for or convertible into shares of our common stock, which are on file with the SEC.

General; Shares Outstanding

Our common stock is quoted on the OTCQB under the trading symbol “ADAT”. We are authorized to issue 190,000,000 shares of common stock pursuant to the certificate of incorporation. As of June 15, 2016, there were 5,895,738 shares of our common stock outstanding. Additionally, on such date we had outstanding options to purchase an aggregate of 606,246 shares of our common stock at a weighted average price of $6.75 per share and outstanding warrants to purchase an aggregate of 4,205,535 shares of our common stock at a weighted average price of $4.91 per share.

Par Value

The par value of our common stock is $0.001 per share.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which our stockholders are entitled or permitted to vote. Holders of our common stock are not entitled to cumulative voting rights.

Dividends and Dividend Policy; Liquidation Rights

We have never paid any cash dividends on our common stock. The holders of our common stock are each entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor, subject to the terms of any outstanding series of preferred stock. We intend to retain any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Upon liquidation or dissolution, holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of any outstanding preferred stock.

Rights and Preferences

Holders of our common stock have no redemption, conversion or preemptive rights. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate in the future.

Fully Paid and Nonassessable

The shares of common stock that may be issued as in connection with the Earnout Payments will be fully paid and nonassessable.

Holders

As of June 15, 2016, there were approximately 333 holders of record of our common stock (which does not include beneficial owners for whom Cede & Co. or others act as nominees).

Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and bylaws contain some provisions that could make the Company’s acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Undesignated Preferred Stock.

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions that our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempted acquisitions that might result in a premium over the market price for the shares of our common stock held by stockholders.

Section 203 is not applicable to the issuance of additional shares of common stock to the former members of AEON in connection with the AEON Acquisition.

The provisions of Delaware law, the Certificate of Incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Resale Limitations

The offer and sale of the shares of our common stock issued or to be issued pursuant to the Merger Agreement (including the shares of our common stock issued at the closing of the AEON Acquisition, and any Earnout Payments that become payable in the future which we elect to pay in shares) has been made in a private placement in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions by an issuer not involving a public offering, and Regulation D under the Securities Act. All certificates evidencing shares of our common stock issued in connection with the AEON Acquisition at closing bore, and all certificates evidencing shares of our common stock that may be issued in the future in connection with Earnout Payments will bear, a standard restrictive legend under the Securities Act. Any shares of our common stock issued in connection with the AEON Acquisition may not be sold or transferred unless registered under the Securities Act or unless an exemption from registration is available.

Certain Relationships and Related Transactions

AEON provides its services utilizing state of the art testing equipment and proprietary sampling preparation at its 28,000 square foot campus in Gainesville, Georgia. AEON leases its facilities from Centennial Properties of Georgia, LLC under a lease agreement dated March 1, 2014, as amended January 20, 2016. In connection with the lease agreement, as security for its rent and other obligations under the lease, AEON has provided to the landlord a first priority lien and security interest in substantially all of its assets.

The landlord under the lease is Centennial Properties of Georgia, LLC, a Georgia limited liability company. Centennial is owned by Sonny Roshan, Shawn Desai, Pyarali Roy and Sohail Ali, all of whom are former member of AEON and received shares of our common stock at the closing of the AEON Acquisition. Mr. Roshan is the Chairman of AEON and is our Chairman. Mr. Desai is the Chief Technology Officer of AEON. Mr. Roy is the Chief Strategy Officer of AEON.

Mr. Roshan’s spouse and other family members are also employees of AEON, including his brother, and sister-in-law. Mr. Roshan’s spouse received a distribution of $600,000 and salary of $24,000 during 2015.

As previously, reported, we had entered into an agreement in July, 2015 with William Henry, who was then serving as one of our directors, whereby Mr. Henry became employed as our Interim Chief Strategy Officer. The terms of the agreement provided that Mr. Henry would receive a base salary of pay at the rate of $250,000 per year, which will be payable upon the expiration of the term of the employment letter. In addition, Mr. Henry was entitled to a bonus of $200,000 in the event the Company completes a transaction resulting in a “change in control” during the term of the Employment Letter or within 150 days thereafter. As a result of the AEON Acquisition, Mr. Henry received his accrued salary and the bonus payment.

Roy E. Beauchamp, a member of our Board of Directors, had a pre-existing Limited Agency Agreement with AEON. This agreement authorizes Mr. Beauchamp (as the Agent) to represent AEON to potential customers for the products and services provided by AEON. This agreement provides for compensation of five thousand dollars ($5,000) per month and 5% of the selling price of products and services to customers introduced directly to AEON by Mr. Beauchamp. The agency agreement also provides for payment of 2.5 % of the selling price of products and services to customers introduced to AEON indirectly through an intermediary party. The agency agreement is for a term of one year, which commenced August 10, 2015, and may be extended by either party upon prior notice to the other party, unless such other party objects to such extension. The Agency Agreement also provides for Mr. Beauchamp to serve on a Board of Advisors for AEON.

AEON has a non-interest bearing, unsecured loan to the former members of AEON with no terms for repayment. The outstanding balance at December 31, 2015 was $2,319,500.

During 2014, AEON made an advance to a related party with whom they lease their office and warehouse space in the amount $500,000. The advance was non-interest bearing and had no stated maturity date and was repaid in March 2015.

During 2015, AEON sold equipment to a related party with common ownership for $258,405 and no gain or loss was recorded. The amount is payable in monthly installments of $25,000 until the balance is paid and does not bear interest. The balance outstanding as of December 31, 2015 is $0.

During 2015, AEON sold equipment to a related party with common ownership for $147,914 and no gain or loss was recorded. The amount is due September 30, 2016 and does not bear interest. The balance outstanding as of December 31, 2015 is $132,362.

AEON has due to shareholders in the amount of $215,097 as of December 31, 2015 representing amounts owed by AEON for expenses paid by the shareholders on behalf of AEON. There are no terms of repayment and no interest due.

Material Federal Income Tax Consequences

The parties intended, and accordingly structured, the AEON Acquisition to be treated for U.S. federal income tax purposes as a single integrated transaction that qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. There were no U.S. federal income tax consequences to a holder of our common stock as a result of the AEON Acquisition.

Accounting Treatment

The AEON Acquisition has been accounted for as a reverse merger under the acquisition method of accounting in accordance with GAAP. For accounting purposes, AEON is considered to be acquiring the Company in this transaction.

Regulatory Approvals

We were not required to obtain any approvals or clearances from any federal or state regulatory authorities in the United States or other countries to consummate the AEON Acquisition. In the United States, we must comply with applicable federal and state securities laws in connection with the issuances of shares of our common stock to former members of AEON pursuant to the Merger Agreement.

No Appraisal Rights

Our stockholders do not have any “appraisal” or “dissenters” rights in connection with this Proposal 1.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by proxy at the Meeting will be required to approve the issuance of shares of our common stock in connection with the Earnout Payments.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH EARNOUT PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER MEMBERS OF AEON

AEON ACQUISITION

Closing of the Transaction; Consideration for the Acquisition

We closed the AEON Acquisition on January 27, 2016. For a description of the closing of the AEON Acquisition, the consideration paid by us at the closing of the AEON Acquisition and the Earnout Payments that may become payable after the closing of the AEON Acquisition please refer to “Terms of the AEON Acquisition” above.

Business of AEON

Prior to the closing of the AEON Acquisition, AEON was a privately-held Georgia limited liability company. AEON was founded in June, 2010 by Hanif (“Sonny”) Roshan, our Chairman. AEON is based in a 28,000 square foot campus in Gainesville, Georgia.

AEON’s primary business focus is on the “Personalized Medicine” approach to laboratory testing. This includes the testing of an individual’s blood, urine or saliva for the presence of drugs or chemicals and the patient’s DNA profile.

AEON is an innovator in the genomic testing area with three established genetic tests today (pharmacogenomics, cancer genetic testing and cancer tumor) and a pipeline of additional genetic tests in development which it plans to bring to market over the coming eighteen months. AEON is investing to expand its genetic testing capabilities to address the rapidly increasing demand for more personalized medical analysis that involves using an individual’s genetic profile to guide decisions regarding the prevention, diagnosis, and treatment of disease. AEON strives to offer unique testing specifically designed for its increased focus on personalized medicine, with superior service levels. In this effort, AEON provides advanced testing in DNA pharmacogenomics, cancer genetics and molecular microbiology. Genomic testing is more complex than conventional toxicology testing, requires unique knowledge and significantly more sophisticated equipment. As a result, genomic testing commands higher pricing while enjoying significantly less competition.

Toxicology is also a major component of AEON’s product mix and will continue to be an important element of AEON’s business strategy. AEON’s toxicology testing provides information about the medication and other substances in the patient’s system from either urine or oral fluid samples. This information helps guide a clinician’s treatment of a patient. In addition, this testing ensures the safe use of prescriptions and is designed to help doctors provide the highest level of care. AEON offers a comprehensive set of toxicology tests and conducts more than 15,000 tests per month.

AEON supports its national client base from its Gainesville, Georgia headquarters. AEON is focused on technology innovation and efficiency, utilizing state of the art testing equipment and its proprietary methodologies to provide some of the fastest and most reliable test results in the nation. AEON focuses on a service model that emphasizes the importance of the test result for both the client and the patient. By focusing on fast, accurate turnaround of test results and the ability to integrate directly with the electronic medical records of clients, AEON believes it is able to provide clients a unique service that larger clinical laboratories cannot match. Because of the emphasis on its service model AEON believes it is ideally positioned to be a preferred lab provider for personalized medicine. Currently the majority of AEON’s testing volume is in toxicology, however AEON is placing particular focus and emphasis on growing its DNA pharmacogenomics and cancer genetic testing in response to rapidly growing market demand for personalized medical testing.

For the year ended December 31, 2015, AEON generated gross revenue of approximately $34.85 million and net income of approximately $13.75 million and for the year ended December 31, 2014, AEON generated gross revenue of approximately $24.1 million and net income of approximately $10.8 million.

AEON’s four primary testing services include:

•	Medical Toxicology. AEON’s toxicology testing utilizes HPLC-Tandem Mass Spectrometry testing and provides information about medications and other substances in the patient’s system from either urine or oral fluid samples with rapid 48-72 hour turnaround time. This information helps guide a clinician’s treatment of a patient and helps to ensure the safe use of prescription and other medications in pain management, substance abuse, hospital, and other clinical applications and is also routinely used in employment screening and law enforcement.

Abuse of prescription and illegal drugs has increased greatly over the last decade. AEON uses the latest in mass spectrometry technology to identify individual drugs in patient specimens. AEON provides only confirmatory testing and does not provide basic screens. Screening tests are initial, qualitative drug tests conducted to identify classes of drugs present in the urine and typically are done using immunoassay. They rely on a set threshold above which a positive result is produced and therefore do not detect lower concentrations of a drug. Confirmatory tests are used for further analysis of a sample—to confirm a positive or sometimes, negative, result and typically are done using gas chromatography (GC/MS) or high performance liquid chromatography (HPLC mass spectrometry). Confirmatory testing can identify a specific drug. AEON’s drug testing technology tests over 70 drugs and metabolites in urine and oral fluid samples. This information helps physicians determine whether their patients are compliant with their prescription regimens, and whether they are abusing illegal drugs.

•	Pharmacogenomics: AEON’s pharmacogenomics testing provides a “personalized” comprehensive report based on an individual patient’s DNA profile that indicates metabolic rates for defined medications. This information helps guide physician’s medication selections including dosages, leading to targeted and personalized therapy, enabling efficient selection of medications and therapies while reducing side effects and the use of ineffective medication regimens.

As part of AEON’s strategy to address the rapidly increasing demand for more personalized medical analysis, AEON’s innovative and advanced pharmacogenomics lab can analyze the set of an individual’s DNA or inherited genetic differences in drug metabolic pathways, which can affect that individual’s responses to drugs, both in terms of therapeutic effect as well as adverse effects.

AEON’s pharmacogenomics testing provides a “personalized” comprehensive report based on an individual patient’s DNA profile that will indicate metabolic rates for defined medications. This information will help guide physician’s medication selections as well as dosages, leading to targeted and personalized therapy, enabling efficient selection of medications and therapies while reducing side effects and the use of ineffective medication regimens.

•	Cancer Genetic Testing. AEON provides testing for hereditary cancer markers, offering multiple BRCA testing options including comprehensive sequencing and deletion/duplication analyses of BRCA1 and BRCA2 and numerous multigene panels. The BRCA gene test is a blood test that uses DNA analysis to identify harmful mutations in either one of these two highly penetrant genes which increase the chance for cancer of the breast, ovaries and fallopian tubes.

AEON provides high quality, cost-effective genetic testing for hereditary cancer markers using cutting-edge next generation sequencing technology. Along with pharmacogenomics testing, AEON’s cancer genomic testing has expanded quickly to address the rapidly growing demand. AEON’s next generation sequence testing, branded the Cancer Detect Profile, provides information on a range of hereditary cancers that details the connection between a patient’s unique genetic makeup and their risk of developing certain prevalent cancers.

AEON believes that it is the first clinical laboratory in the Southeast United States to use an automated process, resulting in lower turnaround time, lower pricing, and the highest coverage. AEON’s diagnostic service provides reports on the patient’s unique genetic makeup, and their associated risks of developing certain types of common cancers, and include significant data showing patient’s DNA profiles. AEON’s highly qualified scientists, along with certified genetic counselors are available for consultation and interpretation of AEON’s reports. These results help healthcare professionals, patients, and their families make future medical care decisions depending on the genomic mutations and associated cancers risks.

AEON’s multiple BRCA testing options including comprehensive sequencing and election/duplication analyses of BRCA1 and BRCA2 and numerous multigene panels. The BRCA gene test is a blood test that uses DNA analysis to identify harmful mutations in either one of these two highly penetrant genes which increase the chance for cancer of the breast, ovaries and fallopian tubes.

AEON offers the analysis of thirty-eight genes covering eighteen different cancers as outlined below:

GENE(S)	ASSOCIATED CANCER(S)/TUMOR(S)
APC	Colorectal, central nervous system, thyroid, liver, duodenal, pancreatic
ATM	Breast, pancreatic
NBN	Breast, prostate, possibly ovarian
BRCA1, BRCA2	Breast, ovarian, prostate, pancreatic, male breast
BRIP1, RAD51C, RAD51D	Breast, ovarian
BMPR1A, SMAD4	Stomach, colorectal, pancreatic
CDH1	Breast, colorectal, gastric
CDK4	Melanoma
CDKN2A	Melanoma, pancreatic
CHEK2	Breast, colorectal
FH	Kidney, leiomyomas
FLCN	Kidney
MAX	Pheochromocytoma
MET	Kidney
MLH1, MSH2, MSH6, PMS2, EPCAM	Ovarian, colorectal, uterine, stomach, small bowel, hepatobiliary, brain, pancreatic, sebaceous, urinary tract

MUTYH	Breast, colorectal
NF1	Optic glioma, gastrointestinal stromal tumor, paraganglioma/pheochromocytoma, neurofibromas, breast, Central nervous system
PALB2	Breast, pancreatic
PTEN	Breast, uterine, thyroid, colorectal, kidney
RET	Thyroid (medullary), Pheochromocytoma
SDHAF2, SDHB, SDHC, SDHD	Kidney, paraganglioma/pheochromocytoma, gastrointestinal stromal tumor
TSC1, TSC2	Kidney, cardiac rhabdomyomas, central nervous system
STK11	Colorectal, small bowel, pancreatic, breast, ovarian
TMEM127	Paraganglioma/pheochromocytoma
TP53	Brain, leukemia, breast, sarcoma, adrenocortical, gastrointestinal, genitourinary
VHL	Kidney, pheochromocytoma, central nervous system

•	Molecular Microbiology. Molecular microbiology identifies microorganisms including viruses, bacteria and parasites through DNA or RNA detection vs. traditional microbiology procedures which use culture to grow potential microorganisms. This technique is rapid and highly sensitive, eliminating the need for culturing. Results can be obtained for a variety of pathogens within hours instead of days, creating a powerful diagnostic tool for physicians. AEON’s gastrointestinal panel tests for 22 pathogens from a stool sample and its respiratory panel tests for 20 pathogens from a nasopharyngeal swab.

For further information about the acquired AEON business, see the discussion set forth under the caption “Description of the AEON Businesses” in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February  1, 2016.

The Company’s Reasons for the Merger

We believe that the AEON Acquisition will provide us access to new markets that have a potential of significant growth in the future. The Board of Directors unanimously voted in favor of the AEON Acquisition.

PROPOSAL 2

PROPOSAL TO ADOPT AN AMENDMENT TO THE CERTIFICATE OF

INCORPORATION OF THE COMPANY TO CHANGE ITS NAME TO “AEON

GLOBAL HEALTH CORP.”

Reasons for Name Change

The Board of Directors believes the change of our name from “Authentidate Holding Corp.” to “AEON Global Health Corp.” will be in our best interests as the new name better reflects our long-term strategy and identity in that we have completed the AEON Acquisition. While the “Authentidate Holding Corp.” name has served us over time, our management believes this opportunity presented the right timing to change our name. To reflect and complement the direction in which the Company is moving, the Board of Directors has determined that it is advisable, and proposes and recommends to the Company’s stockholders, that the Company change its name from “Authentidate Holding Corp.,” which connotes a business focused on our business prior to the AEON Acquisition, to “Aeon Global Health Corp.,” which connotes the present business focus of the Company following the AEON Acquisition.

On April 21, 2016, our Board of Directors approved an amendment to the Certificate of Incorporation in substantially the form attached hereto as Appendix A, subject to stockholder approval, and directed that this amendment be submitted to a vote of our stockholders.

Implementation of Name Change

If the amendment is adopted by stockholders, Article FIRST of the Company’s Certificate of Incorporation will be amended to read as follows:

“First: The name of this corporation is Aeon Global Health Corp. (the “Corporation”).”

Effect on Stockholders

The change of name will not effect in any way the validity or transferability of stock certificates outstanding at the time of the name change, our capital structure or the trading of our common stock on the OTCQB. Following implementation of the amendment, stockholders may continue to hold their existing certificates or receive new certificates reflecting the name change by delivering their existing certificates to the Company’s transfer agent. Stockholders should not destroy any stock certificates and should not deliver any stock certificates to the transfer agent until after the effectiveness of the name change.

No Appraisal Rights

Our stockholders do not have any “appraisal” or “dissenters” rights in connection with this Proposal 2.

Vote Required for Approval; Effectiveness

Adoption of the amendment to the Certificate of Incorporation to change the Company’s name from “Authentidate Holding Corp.” to “Aeon Global Health Corp.” requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. Abstentions and “broker non-votes” will not be counted as having been voted on the proposals, and therefore will have the same effect as negative votes. The proposed amendment to the Certificate of Incorporation will become effective on the date such amendment is filed with the Secretary of State of the State of Delaware, which the Company anticipates doing as soon as practicable following approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO CHANGE ITS NAME TO “AEON GLOBAL HEALTH CORP.”

PROPOSAL 3

PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S 2011 OMNIBUS

EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF

COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES

Overview

The Board requests that stockholders approve the proposed Amendment to the our 2011 Omnibus Equity Incentive Plan (the “Amendment”) which amends our existing 2011 Omnibus Equity Incentive Plan (the “2011 Plan”) to increase the number of shares of our common stock authorized for issuance under the 2011 Plan by 1,000,000 shares. Other than the increase in the number of shares authorized for issuance under the 2011 Plan reflected in the proposed Amendment, there are no other amendments to the 2011 Plan.

Share Increase

At our special meeting of stockholders held on August 23, 2011, our stockholders approved the 2011 Plan. Our board of directors adopted the 2011 Plan on July 19, 2011, subject to stockholder approval at the special meeting. The 2011 Plan became effective as of August 23, 2011 upon receipt of the requisite stockholder approval.

The 2011 Plan has served as an important part of our overall compensation program. The 2011 Plan enabled us to grant equity-based compensation awards designed to provide an additional incentive for our employees, service providers and employees or service providers of our affiliates who are critical to the achievement of our long-term financial and strategic goals. We believe that the Amendment, which amends the 2011 Plan to increase by 1,000,000 the shares of our common stock authorized for issuance under the 2011 Plan, supports our ability to attract, motivate and retain the most competent and skilled employees, service providers and employees or service providers of our affiliates. Awards made under the 2011 Plan, including options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other share-based awards and performance awards, are designed to align the individual interests of our employees with the interests of our stockholders and reward them for the creation of long-term stockholder value.

We believe that the number of shares currently available for issuance under the 2011 Plan may not be sufficient in view of our compensation structure and strategy and that the availability of the additional shares sought in this proposal will ensure that we continue to have a sufficient number of shares of our common stock authorized for issuance of awards under the 2011 Plan. As a result, the Management Resources and Compensation Committee and the Board have approved the Amendment, subject to the approval of our stockholders at the Special Meeting.

As of June 15, 2016, there were 5,895,738 shares of our common stock outstanding. As of June 15, 2016, there were options to purchase an aggregate of 606,246 shares of our common stock outstanding under the 2011 Plan at a weighted-average exercise price of $6.75 per share. As of June 15, 2016, there were 121,195 shares of our common stock reserved for future issuance under the 2011 Plan, which is our only plan under which equity awards can currently be made to employee, affiliates and directors.

In making the recommendation to increase the 2011 Plan’s share reserve by an additional 1,000,000, we considered a number of factors, including:

Importance of Long-Term Equity Incentives. Long-term equity incentives are an important component of our compensation program, motivating employees, service providers and employees or service providers of our affiliates to make decisions that focus on creating long-term value for stockholders, aligning executives’ interests with the interests of stockholders and serving as an effective employment recruitment and retention tool.

Expected Duration. We expect that the shares available for future awards, including the additional shares if this proposal is approved by our stockholders, will be sufficient for currently-anticipated awards under the 2011 Plan for the foreseeable future. Expectations regarding future share usage could be impacted by a number of factors such as hiring and promotion activity at the executive level; the rate at which shares are returned to the 2011 Plan reserve upon awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Text of the Amendment

The Section 3.1 of the 2011 Plan would be revised as follows:

“3.1 Number of Shares

Number of Shares. (a) Subject to adjustment as provided for in this Plan, as of the Effective Date, a total of 1,744,444 Shares shall be authorized for grant under this Plan. After the effective date of the Plan (as provided in Section 10.1), no awards may be granted under any Prior Plan. Subject at all times to Section 13.3, if: (i) any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part) pursuant to the terms of an Award Agreement; or (ii) after the Effective Date, any Shares subject to an award under the Prior Plan are forfeited or expire or an award under the Prior Plan is settled for cash (in whole or in part) pursuant to the terms of an award agreement, the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under this Plan, in accordance with this Section 3.1. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.”

Summary of the 2011 Plan

Purpose of the Plan. The purpose of the 2011 Plan is to assist us and our subsidiaries in attracting and retaining selected individuals who, serving as our employees, directors, consultants and/or advisors, are expected to contribute to our success and to achieve long-term objectives which will benefit our stockholders through the additional incentives inherent in the awards under the 2011 Plan.

Shares Available. The maximum number of shares of our common stock that are available for awards under the 2011 Plan, is 1,744,444 (assuming this Proposal 3 is approved by the stockholders) shares. If any shares of common stock subject to an award under the 2011 Plan, or after shareholder approval of the 2011 Plan are forfeited, expire or are settled for cash (in whole or in part), the shares subject to the award may be used again for awards under the 2011 Plan to the extent of the forfeiture, expiration or cash settlement.

Shares of our common stock under awards made under the 2011 Plan in substitution or exchange for awards granted by a company acquired by us or a subsidiary, or with which we or a subsidiary combine, do not reduce the maximum number of shares that are available for awards under the 2011 Plan. In addition, if a company acquired by us or a subsidiary, or with which we or a subsidiary combine, has shares remaining available under a plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the 2011 Plan and will not reduce the maximum number of shares of our common stock that are available for awards under the 2011 Plan; provided, however that awards using such available shares shall not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not our employees or directors prior to the acquisition or combination.

Eligibility. Options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, other share-based awards and performance awards may be granted under the 2011 Plan. Options may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options. Awards may be granted under the 2011 Plan to any employee, non-employee member of our board of directors, consultant or advisor who is a natural person and provides services to us or a subsidiary, except for incentive stock options which may be granted only to employees.

Limits on Awards to Participants. Subject to adjustment as provided for in the 2011 Plan, no participant may (i) be granted options or SARs during any 12-month period with respect to more than 1,250,000 shares and (ii) earn more than 1,250,000 shares for each twelve (12) months in the vesting period or performance period with respect to restricted stock awards, restricted stock unit awards, performance awards and/or other share-based awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in shares. In addition to the foregoing, the maximum dollar value that may be earned by any Participant for each twelve (12) months in a performance period with respect to performance awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $1,250,000. If an award is cancelled, the cancelled award shall continue to be counted toward the applicable limitation.

Administration. Subject to the reservation of authority by our board of directors to administer the 2011 Plan and act as the committee thereunder, the 2011 Plan will be administered by the compensation committee (or a subcommittee) which shall consist of at least two members of our board of directors, each of whom must qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, an “outside director” under Section 162(m) of the Code (to the extent the board of directors has members meeting such qualifications) and an “independent director” under the rules of the principal U.S. national securities exchange on which our common stock is traded (the “Principal Exchange”), to the extent required by such rules (the “Committee”). The Committee has the authority to determine the terms and conditions of awards, and to interpret and administer the 2011 Plan. The Committee may (i) delegate to a committee of one or more directors the right to make awards and to cancel or suspend awards and otherwise take action on its behalf under the 2011 Plan (to the extent not inconsistent with applicable law, including Section 162(m) of the Code, and the rules of the Principal Exchange), and (ii) to the extent permitted by law, delegate to an executive officer or a committee of executive officers the right to make awards to employees who are not directors or executive officers and the authority to take action on behalf of the Committee pursuant to the 2011 Plan to cancel or suspend awards under the 2011 Plan to key employees who are not directors or executive officers of the company.

Stock Options. The Committee may grant either nonstatutory stock options or incentive stock options. A stock option entitles the recipient to purchase a specified number of shares of our common stock at a fixed price subject to terms and conditions set by the Committee. The purchase price of shares of common stock covered by a stock option cannot be less than 100% of the fair market value of the common stock on the date the option is granted. Fair market value of the common stock is generally equal to the closing price for the common stock on the Principal Exchange on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported). Options are subject to terms and conditions set by the Committee.

The 2011 Plan permits payment of the purchase price of stock options to be made by cash or cash equivalents, shares of our common stock previously acquired by the participant, any other form of consideration approved by the Committee and permitted by applicable law (including withholding of shares of common stock that would otherwise be issued on exercise), or any combination thereof. Options granted under the 2011 Plan expire no later than 10 years from the date of grant.

Stock Appreciation Rights. The Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the 2011 Plan, and to grant SARs separately. The grant price of a SAR may not be less than 100% of the fair market value of a share of our common stock on the date the SAR is granted. The term of an SAR may be no more than 10 years from the date of grant. SARs are subject to terms and conditions set by the Committee. Upon exercise of an SAR, the participant will have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price. Payment may be made in cash, shares of our common stock or other property, or any combination thereof, as the Committee may determine. Shares issued upon the exercise of SARs are valued at their fair market value as of the date of exercise.

Restricted Stock Awards. Restricted stock awards may be issued either alone or in addition to other awards granted under the 2011 Plan, and are also available as a form of payment of performance awards and other earned cash-based incentive compensation. The Committee determines the terms and conditions of restricted stock awards, including the number of shares of common stock granted, and conditions for vesting that must be satisfied, which may be based principally or solely on continued provision of services, and also may include a performance-based component. Unless otherwise provided in the award agreement, the holder of a restricted stock award will have the rights of a stockholder from the date of grant of the award, including the right to vote the shares of common stock and the right to receive distributions on the shares (subject to the requirements for dividends on restricted stock awards that vest based on the achievement of performance goals as described under “Dividends; Dividend Equivalents” below). Except as otherwise provided in the award agreement, any shares or other property (other than cash) distributed with respect to the award will be subject to the same restrictions as the award (subject to the requirements for dividends on restricted stock awards that vest based on the achievement of performance goals as described under “Dividends; Dividend Equivalents” below).

Restricted Stock Unit Awards. Awards of restricted stock units having a value equal to an identical number of shares of common stock may be granted either alone or in addition to other awards granted under the 2011 Plan, and are also available as a form of payment of performance awards granted under the 2011 Plan and other earned cash-based incentive compensation. The Committee determines the terms and conditions of restricted stock units, including conditions for vesting that must be satisfied, which may be based principally or solely on continued provision of services, and also may include a performance-based component. The holder of a restricted stock unit award will not have voting rights with respect to the award. Except as otherwise provided in the award agreement, any shares or other property (other than cash) distributed with respect to the award will be subject to the same restrictions as the award (subject to the requirements for dividend equivalents on restricted stock unit awards that vest based on the achievement of performance goals as described under “Dividends; Dividend Equivalents” below).

Other Share-Based Awards. The 2011 Plan also provides for the award of shares of our common stock and other awards that are valued by reference to our common stock or other property (“Other Share-Based Awards”). Such awards may be granted above or in addition to other awards under the 2011 Plan. Other Share-Based Awards may be paid in cash, shares of our common stock or other property, or a combination thereof, as determined by the Committee. The Committee determines the terms and conditions of Other Share-Based Awards, including any conditions for vesting that must be satisfied.

Performance Awards. Performance awards provide participants with the opportunity to receive shares of our common stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Committee. Subject to the share limit and maximum dollar value set forth above under “Limits on Awards to Participants,” the Committee has the discretion to determine (i) the number of shares of common stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals.

Performance Criteria. At the Committee’s discretion, performance goals for restricted stock awards, restricted stock units, performance awards or other share-based awards may be based on the attainment of specified levels of one or more of the following criteria: (a) earnings per share; (b) operating income (before or after taxes); (c) net income (before or after taxes); (d) net sales; (e) cash flow; (f) gross profit; (g) gross profit return on investment; (h) gross margin return on investment; (i) gross margin; (j) working capital; (k) earnings before interest and taxes; (l) earnings before interest, tax, depreciation and amortization; (m) return on equity; (n) return on assets; (o) return on capital; (p) return on invested capital; (q) net revenues; (r) gross revenues; (s) revenue growth or product revenue growth; (t) total shareholder return; (u) appreciation in and/or maintenance of the company’s market capitalization; (v) cash flow or cash flow per share (before or after dividends); (w) economic value added; (x) the fair market value of the shares of the company’s common stock; (y) the growth in the value of an investment in the company’s common stock assuming the reinvestment of dividends; (z) reduction in expenses or improvement in or attainment of expense levels or working capital levels; (aa) financing and other capital raising transactions; (bb) debt reductions; (cc) regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, having any such applications or other documents accepted for review by the applicable regulatory authority or receiving approval of any such applications or other documents); or (dd) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property). The performance goals may be based solely by reference to our performance or the performance of one or more of our subsidiaries, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude under the terms of the performance awards the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Dividends; Dividend Equivalents. Awards other than options and SARs may, if determined by the Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of common stock covered by an award. The Committee may provide that such amounts will be deemed to have been reinvested in additional shares of common stock or otherwise, and that they are subject to the same vesting or performance conditions as the underlying award. Any dividends or dividend equivalents provided with respect to performance awards or restricted stock, restricted stock units or other share-based awards that are subject to the attainment of specified performance goals will be subject to the same restrictions and risk of forfeiture as the underlying awards.

No Repricing. The 2011 Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization” below, or in connection with a change in control of the company) unless stockholder approval is obtained. For purposes of the 2011 Plan, a “repricing” means a reduction in the exercise price of an option or the grant price of a SAR, the cancellation of an option or SAR in exchange for cash or another award under the 2011 Plan if the exercise price or grant price of the option or SAR is greater than the fair market value of our common stock (except in connection with a change in control, or for awards granted in assumption of or in substitution for awards previously granted by a company acquired by the company or a subsidiary or with which the company or a subsidiary combines), or any other action with respect to an option or SAR that may be treated as a repricing under the rules of the Principal Exchange.

Nontransferability of Awards. No award under the 2011 Plan, and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, is transferable other than by will or the laws of descent and distribution, and an award may be exercised during the participant’s lifetime only by the participant or the participant’s estate, guardian or legal representative, except that the Committee may provide in an award agreement that a participant may transfer an award without consideration to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Committee.

Adjustments upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our common stock or the value thereof, appropriate adjustments to the 2011 Plan and awards will be made as the Committee determines to be equitable and appropriate, including adjustments in the number and class of shares of stock available for awards under the 2011 Plan, the number, class and exercise or grant price of shares subject to awards outstanding under the 2011 Plan, and the limits on the number of awards that any person may receive.

Adjustments upon Merger or Change in Control. The 2011 Plan provides that in the event of a merger with or into another corporation or “change in control,” including the sale of all or substantially all of our assets, unless otherwise provided in an award agreement, in the event of a change in control in which the successor company assumes or substitutes for an option, stock appreciation right, restricted stock award, restricted stock unit award or other share-based award, if a participant’s employment or service as a director with such successor company terminates within 24 months following such change in control (or such other period set forth in the award agreement): (i) options and stock appreciation rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or such other period of time set forth in the award agreement), (ii) the restrictions, limitations and other conditions applicable to restricted stock and restricted stock units outstanding as of the date of such termination of employment shall lapse and such awards shall become free of all restrictions, and (iii) the restrictions, limitations and other conditions applicable to any other share-based awards or any other awards shall lapse, and such awards shall become free of all restrictions. However, unless otherwise provided in an award agreement, in the event of a change in control, if the successor company does not assume or substitute for an option, stock appreciation right, restricted stock award, restricted stock unit award or other share-based award, then immediately prior to the change in control: (i) those options and stock appreciation rights outstanding as of the date of the change in control that are not assumed or substituted for shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to restricted stock and restricted stock units that are not assumed or substituted for shall lapse and the restricted stock and restricted stock units shall become free of all restrictions, and (iii) the restrictions, other limitations and other conditions applicable to any other share-based awards or any other awards that are not assumed or substituted for shall lapse, and such other share-based awards or such other awards shall become free of all restrictions.

Termination of Employment. Subject to the parameters set forth in the 2011 Plan, the Committee will determine and set forth in the award agreement whether any awards will continue to be exercisable, and the terms of such exercise, on and after the date the participant ceases to be employed by, or to otherwise provide services to, us, whether by reason of death, disability, voluntary or involuntary termination of employment or service, or otherwise.

Amendment and Termination. The 2011 Plan will be effective upon the date of stockholder approval and may be amended or terminated by our board of directors except that stockholder approval is required for any amendment to the 2011 Plan which increases the number of shares of common stock available for awards under the 2011 Plan, expands the types of awards available under the 2011 Plan, materially expands the class of persons eligible to participate in the 2011 Plan, permits the grant of options or SARs with an exercise or grant price of less than 100% of fair market value on the date of grant, amends the provisions of the 2011 Plan prohibiting the repricing of options and SARs as described above, increases the limits on shares subject to awards, or otherwise materially increases the benefits to participants under the 2011 Plan. No amendment or termination may materially impair a participant’s rights under an award previously granted under the 2011 Plan without the written consent of the participant. The 2011 Plan will expire on the 10th anniversary of the Effective Date, except with respect to awards then outstanding, and no further awards may be granted thereafter.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the 2011 Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a nonstatutory stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of common stock over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of common stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize ordinary income for tax purposes as a result of exercising the incentive stock option. Instead, the sale of the shares will be a capital transaction. In this case, the tax basis of the shares received for capital gain treatment is the option exercise price and any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described above, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, or (ii) the amount realized upon disposition over the exercise price.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of common stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a performance award if the shares of common stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested. The participant will not realize ordinary income on the grant of a restricted stock unit award, (or a performance award under which shares of common stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award. Upon disposition of shares of common stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction. We generally will be entitled to a tax deduction in connection with an award under the 2011 Plan, subject to the provisions of Section 162(m) of the Code, in an amount equal to the ordinary income realized by a participant at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option). Section 162(m) of the Code may limit the deductibility of compensation paid to the company’s chief executive officer and to each of the next three most highly compensated executive officers other than the company’s chief financial officer. Under Section 162(m) of the Code, the annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1,000,000 or if the compensation is “performance-based compensation” under Section 162(m) of the Code. Compensation attributable to stock options and SARs under the 2011 Plan should qualify as performance-based compensation if the awards are made by the Committee (provided the Committee is composed of “outside directors” (as defined in Section 162(m) of the Code)) and the exercise or grant price of the award is no less than the fair market value of our common stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards and performance awards should qualify as performance-based compensation if (i) the compensation is approved by the Committee, (ii) the compensation is paid only upon the achievement of an objective performance goal established in writing by the Committee while the outcome is substantially uncertain, and (iii) the Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.

New Plan Benefits

Any future awards under the 2011 Plan will be made at the discretion of the Management Resources and Compensation Committee as described above. Consequently, the Company cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the Plan.

Vote Required for Approval

The approval of the Amendment to the 2011 Plan requires the affirmative vote of a majority of the votes cast at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2011 OMNIBUS EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES.

PROPOSAL 4

APPROVE THE ADJOURNMENT OF THE SPECIAL

MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT

ADDITIONAL PROXIES

Our stockholders are being asked to consider and vote upon an adjournment of the Special Meeting, if necessary or appropriate, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2 or 3. We currently do not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Proposal Nos. 1, 2 or 3. If a quorum is present, the affirmative vote of the majority of votes properly cast on the proposal (not counting “abstentions” or “broker non-votes” as votes cast) is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2 or 3. At any adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required and Board Recommendation

Approval of the adjournment of the Special Meeting requires an affirmative vote of a majority of the votes cast on the proposal at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has approved a rule governing the delivery of disclosure documents. This rule allows us to send a single copy of this proxy statement to any household at which two or more of our stockholders reside, if we believe that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its stockholders as it reduces the volume of duplicate information received at a stockholder’s house and helps reduce our expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instructions forms. Stockholders that have previously received a single set of disclosure documents may request their own copy by contacting their bank, broker or other nominee record holder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive proxy materials, please notify your broker or the company. To contact us, direct your written request to Authentidate Holding Corp. c/o PeachState Health Management, d/b/a AEON Clinical Laboratories, Attn: William Henry, 2225 Centennial Dr., Gainesville, Georgia 30504, or call at 1-888-661-0225. If you revoke your consent, we will promptly deliver to you a separate copy of the proxy materials. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or our corporate secretary.

STOCKHOLDER PROPOSALS

Since we will hold our 2016 Annual Meeting of Stockholders more than 30 days after the one-year anniversary date of the 2015 Annual Meeting of Stockholders, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with the SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

OTHER MATTERS

At the date of this proxy statement, our Board of Directors knows of no matters, other than as set forth herein, to be submitted at the Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as our Board of Directors may recommend.

By Order of the Board of Directors

Dated: June 17, 2016	Hanif Roshan, Chairman of the Board

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED CERTIFICATE OF INCORPORATION

OF

AUTHENTIDATE HOLDING CORP.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Authentidate Holding Corp. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. That the Board of Directors of said Corporation adopted a resolution proposed and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Certificate of Incorporation of Authentidate Holding Corp., be amended by changing Article “FIRST” thereof so that, as amended, said Article “FIRST” shall be and read as follows:

FIRST: The name of the Corporation is Aeon Global Health Corp.”

2. That at a meeting and vote of stockholders, duly held on                     , 2016, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, a majority of stockholders have given consent to said amendment.

3. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date of filing with the Secretary of the State of Delaware.

Dated: [                    ], 2016

By:

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

AUTHENTIDATE HOLDING CORP.	As a stockholder of Authentidate Holding Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on July 10, 2016.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY	Please mark your votes like this	☒
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:

1. APPROVAL OF THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK, PAR VALUE $0.001 PER SHARE IN CONNECTION WITH EARN-OUT PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER MEMBERS OF PEACHSTATE HEALTH MANAGEMENT, D/B/A AEON CLINICAL LABORATORIES, A GEORGIA LIMITED LIABILITY COMPANY.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED, TO CHANGE ITS NAME TO “AEON GLOBAL HEALTH CORP.”	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2011 OMNIBUS EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. APPROVAL OF AUTHORIZATION TO ADJOURN THE SPECIAL MEETING.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE PROPOSALS.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                                               Signature                                                                               Date                    , 2016.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for

the Special Meeting of Stockholders to be held July 11, 2016

The proxy statement is available at:

http://www.cstproxy.com/authentidate/sm2016

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AUTHENTIDATE HOLDING CORP.

The undersigned appoints Richard Hersperger, William Henry and Thomas Leahey, or any of them, as proxy, with the power to appoint his substitute, and authorizes him to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Authentidate Holding Corp. held of record by the undersigned at the close of business on June 15, 2016 at the Special Meeting of Stockholders of Authentidate Holding Corp. to be held on July 11, 2016 or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(continued and to be marked, dated and signed, on the other side)